                       SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.  20549


                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (Amendment No. 5)




                           Wendy's International, Inc.
  -----------------------------------------------------------------------------
                                (Name of Issuer)



                         Common Shares Without Par Value
  -----------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   950590109
  -----------------------------------------------------------------------------
                                 (Cusip Number)




Check the following if a fee is being paid with this statement ___.    (A fee
is not required only if the filing person:


(1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





                      (Continued on the following page(s)

       CUSIP NO.                                 950590109                  13G          PAGE 2 OF 5     PAGES

   1   NAME OF REPORTING PERSON

       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       R. David Thomas
       ###-##-####

   2   CHECK THE APPROPRIATE BOX IF A
       MEMBER OF A GROUP*
                                                                       (a)   /  /

                                                 Not Applicable        (b)   /  /
   3   SEC USE ONLY

   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       United States

                                             5   SOLE VOTING POWER
                                                                           5,705,408
                    Number of
                      Shares                 6   SHARED VOTING
                   Beneficially                  POWER                     288,162
                     Owned By
                  Each Reporting             7   SOLE DISPOSITIVE
                   Person With                   POWER                     5,705,408

                                             8   SHARED
                                                 DISPOSITIVE POWER
                                                                           288,162

   9   AGGREGATE AMOUNT BENEFICIALLY OWNED
       BY EACH REPORTING PERSON

                      5,993,570 Common Shares

  10   CHECK BOX IF THE AGGREGATE AMOUNT
       IN ROW (9) EXCLUDES CERTAIN SHARES*

                  Not Applicable

  11   PERCENT OF CLASS REPRESENTED BY
       AMOUNT IN ROW 9

                       5.9%

  12   TYPE OF REPORTING PERSON*

                        IN

SEC 1745 (6-80)                            *SEE INSTRUCTIONS BEFORE FILING OUT


                                     2 of 5

                       SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON  D.C.  20549

                                  SCHEDULE 13G

                 Under the Securities and Exchange Act of 1934

                               (Amendment No.  5)

ITEM 1 (A).  NAME OF ISSUER:

                         Wendy's International, Inc.
- -----------------------------------------------------------------------------


ITEM 1 (B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                       4288 West Dublin-Granville Road
- -----------------------------------------------------------------------------
                              Dublin, Ohio 43017
- -----------------------------------------------------------------------------


ITEM 2 (A).  NAME OF PERSON FILING:

                               R. David Thomas
- -----------------------------------------------------------------------------


ITEM 2 (B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE:

                       4288 West Dublin-Granville Road
- -----------------------------------------------------------------------------
                              Dublin, Ohio 43017
- -----------------------------------------------------------------------------


ITEM 2 (C).  CITIZENSHIP:

                                United States
- -----------------------------------------------------------------------------


ITEM 2 (D).  TITLE OF CLASS OF SECURITIES:

                        Common Shares Without Par Value
- -----------------------------------------------------------------------------


ITEM 2 (E).  CUSIP NUMBER:

                                  950590109
- -----------------------------------------------------------------------------


ITEM 3.         IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR
                    13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

                                Not Applicable
- -----------------------------------------------------------------------------

                                     3 of 5

ITEM 4.  OWNERSHIP:

          (a)  Amount beneficially owned:                                     5,993,570 shares
                                                                            ---------------------
          (b)  Percent of class:                                              5.9%
                                                                            ---------------------
          (c)  Number of shares as to which such person has:

              (i) Sole power to vote or to direct the vote                               5,705,408
                                                                                         ---------
             (ii) Shared power to vote or to direct the vote                               288,162
                                                                                         ---------
            (iii) Sole power to dispose or to direct the disposition of                  5,705,408
                                                                                         ---------
             (iv) Shared power to dispose or to direct the  disposition of                 288,162
                                                                                         ---------


ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

          Not Applicable
          --------------

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
          PERSON:

          Not Applicable
          --------------

ITEM 7.   IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARIES
          WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE
          PARENT HOLDING COMPANY:

          Not Applicable
          ---------------------

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
          GROUP:

          Not Applicable
          --------------

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP:

          Not Applicable
          --------------



                                     4 of 5

ITEM 10.  CERTIFICATION

          Not Applicable
          --------------

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: February 13, 1995
      ------------------


By: /s/ R. David Thomas
    --------------------
    R. David Thomas





                                     5 of 5